Exhibit 10.16
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.
LICENSE AGREEMENT
     THIS AGREEMENT is made and entered into effective March 7, 2003 (“Effective Date”) by Mitsubishi Electric Research Laboratories, Inc. (“MERL”), a Delaware corporation, having its principal place of business at 201 Broadway, Cambridge, MA 02139 and AutoCath, Inc. (“AutoCath”), a Delaware corporation, having its principal place of business at 811 Hansen Way, Building 2, Palo Alto, California 94304.
     1. Definitions.
          1.1 “Licensed Patents” means (i) [*], (ii) any and all domestic applications and foreign counterparts related to either of the foregoing, including, without limitation, any continuations, continuations-in-part and divisions, (iii) and any patents issuing from any of the foregoing including, without limitation, reissues, registrations, reexamination certificates and extensions.
          1.2 “Product(s)” means any apparatus (or part thereof) that embodies and is covered by a claim of an issued, unexpired Licensed Patent, excluding any claims that have been ruled invalid in a final judicial determination.
          1.3 “Royalty-Bearing Product(s)” means any Product(s) other than [*], such as, for example, [*] and [*].
          1.4 “Licensed Field of Use” means therapeutic or diagnostic vascular or endoluminal intervention involving robotics, automation and/or telemanipulation.
          1.5 “Territory” means worldwide.
          1.6 “Net Revenues” means Royalty-Bearing Product revenues recognized by AutoCath and its sublicenses during the relevant measurement period. Net Revenues shall be determined in accordance with generally accepted accounting principles consistently applied and shall exclude only sales, excise and use taxes and similar governmental assessments, transportation and insurance charges and discounts, commissions, allowances, refunds and returns actually paid or allowed. Net Revenue shall also include, for all Royalty-Bearing Products materially used by AutoCath and its sublicenses (excluding Products used by AutoCath or its sublicensees for clinical trials or other experimental, testing or developmental purposes), and not otherwise taken into account in determining Net Revenue, an amount equivalent to that for which the Product would have been sold by AutoCath or its applicable sublicensee if sold in the ordinary course of business. For avoidance of doubt, normal distribution and end user agreements will not be deemed sublicenses hereunder. In any case where the price of a Royalty-Bearing Product is not separately stated (e.g., if a Royalty-Bearing Product is sold with or combined with other materials or technology for a single price), Net

1.

Revenue shall mean AutoCath’s or its sublicensee’s average Net Revenue per Royalty-Bearing Product when sold separately during the period covered by the applicable royalty report. However, if AutoCath and its sublicensees have no separate sales of the Royalty-Bearing Product in any such instances for the period, the Net Revenue for the Royalty-Bearing Product shall be determined by reasonably allocating the amount received between the Royalty-Bearing Product and the other material or technology based on the respective manufacturing costs thereof.
          1.7 “Confidential Information” means information disclosed by a party (“Discloser”) to the other (collectively, “Recipient”) pursuant to this Agreement which information is marked with “Confidential”, “Proprietary” or other similar legend. If Confidential Information is orally disclosed, it shall be identified as such at the time of disclosure and a brief written description and confirmation of the confidential nature of the information shall be sent to the Recipient within 30 days after the disclosure. Confidential Information, however, shall not include any information which: (1) is known to the Recipient at the time of its disclosure to the Recipient; (2) is or becomes publicly known through no wrongful act of the Recipient; (3) is received from a third party without a restriction on its disclosure; (4) is independently developed by the Recipient or an affiliate of the Recipient; (5) is furnished to any third party by the Discloser without a similar restriction on such third party’s rights; or (6) is approved for release by the prior written consent of the Discloser.
     2. License; Commercialization.
          2.1 In consideration of AutoCath’s obligations under this Agreement, MERL hereby grants to AutoCath an exclusive, nontransferable (subject to Section 17) license in the Licensed Field of Use to exercise and exploit the Licensed Patents and related know-how, if any, in the Territory. Such license includes the right to develop, use and make, have made, market, import and sell Products and to allow OEMs, distributors and other resellers and end users who purchase Products from AutoCath to use, market, import and resell Products and includes the right to grant sublicenses in accordance with Section 4. AutoCath may, at its option, convert the foregoing license to a non-exclusive license upon notice to MERL. To enable AutoCath to exercise the License, MERL shall promptly disclose and provide to AutoCath all available information in its possession relating to the Licensed Patents and the subject matter claimed therein.
          2.2 While the license granted herein remains exclusive and royalty-bearing, AutoCath will, directly or through others, use reasonable commercial efforts to commercialize Royalty-Bearing Product in the Territory. MERL’s sole remedy under any legal or equitable theory for AutoCath’s failure to comply with the foregoing obligation shall be to terminate this Agreement as provided in Section 6.2.
     3. Payment/Royalties.
          3.1 Milestone Payments.
               (a) AutoCath shall pay MERL a one-time payment of [*] within [*] days of the end of the first calendar year in which Net Revenue in such calendar year exceeds [*].

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

               (b) AutoCath shall to pay MERL a one-time payment of [*] within [*] days of the end of the first calendar year in which Net Revenue in such calendar year exceeds [*].
          3.2 Royalty. Subject to the terms and conditions of this Agreement, AutoCath shall pay to MERL a running royalty at the rate of [*] of Net Revenue. Royalties shall be determined and paid on a quarterly basis, commencing on the Effective Date. Each payment shall he made within [*] days of the end of the applicable quarter and shall be accompanied by a royalty report, such a report to be provided by AutoCath to MERL within such [*]-day period whether or not AutoCath enjoyed any Net Revenues during the applicable period. Late payments under this or any other section of this Agreement shall bear interest at the rate of [*] percent ([*]%) per month from the due dates until paid.
          3.3 Minimum Royalty Payments. On the Effective Date, and on each anniversary thereafter while the license hereunder remains exclusive, AutoCath shall pay MERL an up-front minimum royalty payment of [*], which shall be fully creditable against royalties payable the one-year period commencing on such date. The foregoing up-front minimum royalty payment shall be reduced to [*] per year if the license becomes non-exclusive. All payments under this section shall he made within [*] days of the applicable date.
          3.4 Equity. A further consideration for the license granted in this Agreement, subject to execution of a customary letter by MERL confirming securities law-related investment representations and a market standoff agreement, AutoCath shall issue to MERL [*] shares (as currently constituted) of common stock in AutoCath promptly after the execution of this Agreement.
          3.5 Books and Records., Audit Rights. AutoCath shall maintain adequate records in accordance with generally accepted accounting principles consistently applied with respect to its obligation to make royalty payments under this Agreement. MERL shall have the right no more than once per year to audit such records upon reasonable notice to AutoCath and at MERL’s expense using a reputable independent auditing firm of its choice that is bound to a confidentiality agreement reasonably acceptable to AutoCath. Such audit may he conducted for any royalty period up to two years thereafter, and such audit may be conducted no more than once for any such period. In the event any such audit discloses any underpayment by AutoCath of any royalty payment, AutoCath shall immediately pay to MERL the underpaid amount with interest at the rate of [*] percent ([*]%) per month from the original due date of such underpayment until paid. In the event the underpayment is more than [*] percent ([*] %) of the amount due and payable, AutoCath shall also reimburse MERL for the cost of such audit.
          3.6 Royalty Cap. AutoCath’s aggregate maximum obligation to MERL for royalties under Section 3.2 (including minimum royalty payments) shall not exceed [*] in any given year (measured from each anniversary of the Effective Date) (the “Royalty Cap”). After the Royalty Cap has been accrued or paid in any year, no further royalties shall accrue or be payable in such year.
     4. Sublicensing. AutoCath may only sublicense the Licensed Patents only in conjunction with a license of other AutoCath intellectual property. Sublicenses granted pursuant

3.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

to this article shall contain provisions consistent with this agreement with respect to field of use, audit rights (running to AutoCath), termination and confidentiality, and such sublicenses shall prohibit any sub-sublicensing. Within [*] days after granting any sublicense pursuant to this provision, AutoCath shall provide a copy of the sublicense agreement to MERL, which shall be deemed AutoCath Confidential Information.
     5. Patent Enforcement.
          5.1 MERL will use diligent efforts to prosecute and maintain the Licensed Patents and will keep AutoCath informed of material developments.
          5.2 AutoCath shall have the right to prosecute and control (at its own expense) any action for infringement of a Licensed Patent within the Licensed Field of Use while the license hereunder remains exclusive. MERL and AutoCath, respectively, shall promptly give the other notice of each infringement which it believes is being made of any Licensed Patent of which it is or becomes aware. If AutoCath elects to commence such an action, MERL shall provide reasonable cooperation with AutoCath in connection with any such action, including, without limitation, being joined as a nominal party if necessary for AutoCath to maintain the action, at AutoCath’s expense and subject to availability of its personnel, but AutoCath shall indemnify, defend and hold harmless MERL and its affiliated companies from or against all defenses, claims and counterclaims resulting from its action, provided that MERL gives AutoCath (or AutoCath otherwise has) prompt notice of any such claim, reasonable cooperation at AutoCath’s expense, and sole control over defense and settlement thereof. Should AutoCath at any time fail to defend any such claim or counterclaim using reasonable diligence, and such failure is not cured within [*] days of notice, MERL shall have the right to assume responsibility for the action, or such defense, at its option and at AutoCath’s expense (provided such expenses are reasonably incurred). Recoveries as a result of such action shall first be applied to reimburse AutoCath’s reasonable costs and expenses of the litigation, with the remaining amount shared equally.
          5.3 In the event that AutoCath elects not to exercise its right to proceed against an infringement of the Licensed Patents pursuant to Section 5.2, MERL may do so at its own expense (and retain all recoveries) upon [*] days notice to AutoCath, provided that AutoCath does not notify MERL of its intent to commence such an action within the notice period.
     6. Term and Termination.
          6.1 This Agreement shall continue in effect indefinitely unless and until terminated as provided in this Section 6. This Agreement shall terminate (a) automatically upon the last to expire of the Licensed Patents or at such time as every Licensed Patent has expired or been ruled invalid in a final judicial determination or (b) upon ninety (90) notice by AutoCath to MERL if AutoCath determines that it is economically or technically impractical or disadvantageous for it to continue development or marketing regarding the Royalty-Bearing Products, or for any other reason; provided that AutoCath shall be obligated to pay to MERL all amounts due under this Agreement to the date of termination and shall not be entitled to any refund with respect amounts paid or payable to that date. [*] represents and covenants that, under

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

no circumstances will it [*] or [*], directly or indirectly, any [*] to any of the [*]. Notwithstanding the foregoing, if [*] institutes litigation against [*] asserting that [*] any [*] [*] shall not be precluded from defending such litigation by [*] the [*] of [*]. However, in no event shall [*] seek to [*] of any [*] under the provisions of this Agreement by [*] the [*] of the [*].
          6.2 If AutoCath materially breaches this Agreement and fails to cure such breach within sixty (60) days after notice thereof from MERL to AutoCath, MERL may terminate this Agreement immediately upon notice to AutoCath.
          6.3 Upon termination of this Agreement the license granted to AutoCath and all sublicense granted by AutoCath pursuant to this Agreement shall terminate, and neither party shall have any obligations to the other party, except for AutoCath’s payment obligations to the date of termination, and other obligations of the parties that expressly by their terms survive termination and claims and rights that exist by virtue of any breach of this Agreement. Notwithstanding any termination hereof, in no event will AutoCath or any sublicensee or assignee be precluded from disposing of its inventory or meeting its then existing supply obligations; provided that royalties are paid to MERL as provided for in this Agreement with respect to each sale of a Royalty-Bearing Product.
     7. Confidentiality; Ownership.
          7.1 Each party acknowledges that it may have access to the other party’s Confidential Information in the course of performing its responsibilities under this Agreement. Recipient shall not disclose to any other person, firm or corporation (other than to its employees and agents, with a need to know and who receive such information subject to a suitable confidentiality agreement) or use for its own benefit, any Confidential Information received from Discloser. Recipient shall only use the Discloser’s Confidential Information in order to perform its obligations under this Agreement. All Confidential Information is and shall remain the property of the Discloser. In the event Recipient receives or is served with any request seeking production of the Discloser’s Confidential Information, whether by subpoena, discovery request or other judicial, governmental or administrative proceeding, before complying with such request, Recipient shall first notify Discloser of any such request and shall cooperate fully with Discloser if Discloser elects to contest such discovery request or seek entry of a protective order.
          7.2 Each party shall retain ownership of all of its technology and intellectually property, and neither party shall have any right or license in the other’s technology or intellectual property except as expressly provided in this Agreement.
     8. Representations. MERL represents and warrants to AutoCath that MERL (i) has an assignment of the Licensed Patents and has not assigned, transferred, licensed, pledged or otherwise encumbered the Licensed Patents in any way that would conflict with the license and other rights granted in this Agreement, (ii) has full power and authority to enter into this Agreement and to grant the rights and licenses granted herein and (iii) is not aware of infringement of any of the Licensed Patents or any patents that dominate any of the Licensed Patents (excluding any information conveyed by AutoCath to MERL in connection with the negotiation of this Agreement).

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

     9. Notices. Whenever under the terms of or in connection with this Agreement any notice, consent, approval, authorization or other information is proper or required to be given by either party, such notice, consent, approval, authorization or other information shall be in writing and shall be given or made by facsimile, by reputable overnight courier with documentation of receipt to the intended recipient thereof or by registered or certified mail, return receipt requested, and with all postage prepaid, addressed as follows:

If to MERL, to:	Mitsubishi Electric Research Laboratories, Inc.
201 Broadway
Cambridge MA 02139
Attention: President
Facsimile: 617-621-7550

with copy to:	Mitsubishi Electric & Electronics USA, Inc.
5665 Plaza Drive, P.O. Box 6007
Cypress CA 90630
Attention: General Counsel
Facsimile: 714-236-6169

If to AutoCath, to:	AutoCath, Inc.
811 Hansen Way, Building 2
Palo Alto, California 94304
Attention: Fred Moll
Facsimile: (650) 565-7020
or to such other address for either party as may be supplied by notice given in accordance herewith. Notice shall he deemed received on the date of receipt or the date on which receipt is refused. In the event notice is given by facsimile, a copy of such facsimile shall be sent to the recipient thereof in accordance with the provisions hereof (other than by facsimile) within two days after such facsimile was transmitted.
     10. Survival. Notwithstanding the expiration or termination of this Agreement, those rights and obligations which by their nature are intended to survive such expiration or termination shall survive, including, but not limited to, the provisions of Articles 3, 5, 7, 9, 10, 12, 13, 15, 16, 18, 19 through 20 and Section 6.3.
     11. Export Controls. If AutoCath is required to engage in any export, in performing work under this Agreement, AutoCath shall be responsible for complying with the United States Export Administration Act, as amended, and with the Export Administration Regulations promulgated thereunder, as amended, and with all other export laws and regulations of the United States and all amendments, modifications or additions thereto, including, without limitation, all laws and regulations relating to re-export. AutoCath shall indemnify and hold harmless MERL from all liabilities, damages, costs and expenses reasonably incurred arising from or connected to any claim against MERL resulting from any breach by AutoCath of its obligations under this section. MERL shall keep AutoCath reasonably informed and, to the extent reasonably practicable, consult with AutoCath regarding the defense and settlement of any such claim. AutoCath shall execute any documents reasonably requested by the MERL

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(including, without limitation, written assurances of non-reexportation except as permitted by and in accordance with applicable law) for the purpose of complying with the United States laws and regulations referred to herein.
     12. Disputes. Any litigation instituted to enforce or otherwise in connection with this Agreement shall be filed in a state or federal court of general jurisdiction sitting in [*]. Both parties consent to the jurisdiction of such courts and to venue for such litigation in such county and agree not to pursue litigation in any other forum.
     13. Governing Law and Attorneys’ Fees.
          13.1 This Agreement and the rights and obligations of the parties to and under this Agreement shall be construed and interpreted in all respects in accordance with the laws of the State of California and United States patent law, as applicable, without regard to the principles of conflicts of law.
          13.2 In the event litigation should occur, the prevailing party in such litigation shall be entitled to recovery from the other party all costs incurred by the prevailing party, including, without limitation, all attorneys’ fees and costs.
     14. Relationship of the Parties. The relationship between MERL and AutoCath is that of independent contractors. This Agreement does not establish a joint venture, agency or partnership between the parties, nor does it create an employer-employee relationship. Unless specifically provided in this Agreement or authorized in writing by an officer or other authorized employee of MERL, AutoCath shall have no authority or power to bind MERL, to create a liability against MERL, to incur any obligations on behalf of MERL or to represent that MERL is in any way responsible for AutoCath and AutoCath shall not hold itself out as having any such authority.
     15. Severability. If any provision or part of any provision of this Agreement shall be determined to be illegal, invalid or unenforceable in any respect, such determination of illegality, invalidity or unenforceability shall not affect any other provision of this Agreement. If part of a provision is deemed illegal, invalid or unenforceable, the balance of that provision shall not be so affected. All surviving provisions shall remain in full force and effect as if this Agreement had been executed without such illegal, invalid or unenforceable provision or part thereof.
     16. No Waiver. No waiver of, or the failure of either party to require, strict compliance with, any provision of this Agreement in any respect shall be deemed to be a waiver of such party’s right to insist upon strict compliance with such provision or with all other provisions of this Agreement. No waiver by either party of any breach or default of this Agreement shall constitute a waiver of any other or subsequent breach or default. No waiver shall be binding unless executed in writing by the party against whom the waiver is sought to be enforced.
     17. Assignment. Neither party shall assign, pledge or otherwise transfer any of its rights, interests or obligations under this Agreement to any third party without the other

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

party’s prior written consent, except to a successor to all or substantially all of such party’s assets or business.
     18. Entire Agreement. This Agreement contains all of the covenants, agreements and understandings between the parties with respect to the subject matter of this Agreement and may not be changed, modified, altered or terminated, except by a written agreement duly executed by the parties. This Agreement supersedes any and all other agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, including any prior course of dealing or usage of trade, all prior or contemporaneous oral agreements between the parties, and all prior written agreements between the parties with respect to the subject matter of this Agreement.
     19. Headings. All headings are included for convenience only and shall not be considered in any question of construction or interpretation of this Agreement.
     20. Construction. Each party acknowledges that it has had the opportunity to have legal counsel review this Agreement and to negotiate its terms and conditions. Should any questions of construction or interpretation of this Agreement arise, the parties agree that no presumption shall be applied against the party drafting this Agreement or any portion thereof and that the language of this Agreement shall, in all cases, be construed as a whole according to its fair meaning and not strictly for or against either party.
     21. Authorization. Each party represents that the individual executing this Agreement on its behalf is duly authorized to bind such party to this Agreement according to its terms.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first above written.

MITSUBISHI ELECTRIC RESEARCH LABORATORIES, INC.		AUTOCATH, INC.

By:	/s/ Richard Waters	By:	/s/ Stephen Ghiglieri

Name:	Richard Waters	Name:	Stephen Ghiglieri

Title:	President/CEO	Title:	CFO

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.